Mail Stop 0407

      							September 15, 2005

Via U.S. Mail and Fax ( 610.834.7777 )
Rudolph A. Lutterschmidt,
Vice President, CFO and CAO
Nocopi Technologies, Inc.
9C Portland Road
West Conshohocken, PA 19428

	RE:     Nocopi Technologies, Inc.
      Form 10-KSB for the fiscal year ended December 31, 2004
                        Filed March 31, 2005
                        File No. 000-20333

Dear Mr. Lutterschmidt:

We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.

							Sincerely,



							Larry Spirgel
							Assistant Director

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Mr. Lutterschmidt,
Nocopi Technologies, Inc.
April 22, 2005
Page 4



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE